Exhibit 5.1

March 25, 2020

Alta Equipment Group Inc.

13211 Merriman Road

Livonia, Michigan 48150

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Alta Equipment Group Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (A) the issuance of up to 8,668,750 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including (i) up to 7,187,500 shares of Common Stock (the “Public Warrant Shares”) upon the exercise of 7,187,500 warrants of the Company (the “Public Warrants”), each exercisable for one share of Common Stock, (ii) up to 1,250,000 shares of Common Stock (the “Forward Purchase Shares”) upon the exercise of 1,250,000 warrants of the Company (the “Forward Purchase Warrants”), each exercisable for one share of Common Stock, and (iii) up to 231,250 shares of Common Stock (the “Private Placement Shares”) upon the exercise of 231,250 warrants of the Company (the “Private Placement Warrants”), each exercisable for one share of Common Stock, and (B) the resale or distribution from time to time by the selling securityholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of (i) up to 17,666,645 shares of Common Stock (the “Selling Securityholder Shares”) and (ii) up to 1,481,250 Forward Purchase Warrants and Private Placement Warrants (collectively, the “Selling Securityholder Warrants”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the third amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (ii) the Registration Statement, (iii) the Warrant Agreement, (iv) resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Public Warrants, the Forward Purchase Warrants and the Private Placement Warrants and the filing of the Registration Statement and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                  The Public Warrants, the Forward Purchase Warrants and the Private Placement Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

2.                  The Public Warrant Shares, the Forward Purchase Shares and the Private Placement Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Public Warrants, the Forward Purchase Warrants and the Private Placement Warrants, respectively, will be validly issued, fully paid and non-assessable.

3.                  The Selling Securityholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP